Exhibit 19.1

WEBSTAR TECHNOLOGY GROUP, INC.

EXHIBIT 19.1 — INSIDER TRADING POLICY AND RULE 10b5-1 TRADING PLAN
PROCEDURES

INSIDER TRADING POLICY

Effective date: October 15, 2026 (subject to confirmation of board authorization) | Compliance Officer: [To be designated]

1. Purpose

This policy is intended to promote compliance with U.S. federal securities laws and protect the reputation and integrity of Webstar Technology Group, Inc. (the “Company”). It prohibits unlawful trading in Company securities and misuse of material nonpublic information.

2. Covered persons and securities

This policy applies to directors, officers, employees and, where designated by the Compliance Officer, contractors, consultants and other persons who receive Company MNPI. It also applies to transactions by family members, household members and entities whose securities transactions a covered person directs or influences. Covered persons must inform such persons of applicable restrictions and are responsible for transactions they control.

Covered securities include common and preferred shares, options, warrants, convertible instruments and other securities of the Company, including transactions involving derivatives or arrangements providing economic exposure to the Company’s securities. The MNPI prohibition also applies to securities of other companies learned about through Company duties.

3. Prohibition on insider trading and tipping

No covered person may purchase, sell, gift or otherwise transact in Company securities while aware of MNPI, except where counsel determines an applicable legal exception exists. No covered person may disclose MNPI to others except for legitimate Company purposes under appropriate confidentiality safeguards, or recommend trades based on MNPI. Trading is prohibited even if a transaction appears financially necessary, personally motivated, or small in size.

4. Material nonpublic information

Information is material if a reasonable investor would consider it important to an investment decision or if it could significantly affect the market price of securities. Information is nonpublic until it has been broadly disseminated and the market has had adequate time to absorb it, as determined by the Compliance Officer and counsel.

Potential examples particularly relevant to the Company include unannounced SEC filing or audit developments; restatements or material weaknesses; financing commitments, defaults or creditor actions; major developments involving the Forge Atlanta project, land liens or foreclosure risk; asset-sale negotiations; changes in control; material tokenization or securities offerings; and significant litigation, regulatory matters or management changes. A proposed or unclosed transaction must not be treated as completed.

WEBSTAR TECHNOLOGY GROUP, INC. ● EXHIBIT 19.1

5. Trading windows and blackout periods

Directors, executive officers, designated finance personnel and other persons notified by the Compliance Officer are subject to quarterly blackout periods beginning [counsel to specify, e.g., a stated number of days before quarter-end] and ending no earlier than the start of the [second] full trading day following public release of applicable financial results, subject to legal review. The Compliance Officer may impose event-specific blackouts without explanation. An open trading window never permits trading while aware of MNPI. The Company may not be able to open a trading window while material periodic reports remain outstanding.

6. Preclearance

Directors, executive officers and any other persons designated by the Compliance Officer must obtain written preclearance before a transaction in Company securities, including proposed gifts or transfers where applicable. Requests should identify the security, nature and estimated timing of the transaction and any relevant Rule 10b5-1 plan. Clearance is discretionary, may be revoked, and does not establish that the individual lacks MNPI. A clearance expires after [two] trading days unless otherwise specified. The Compliance Officer’s own trades require approval from an independent designee or outside counsel.

7. Prohibited or restricted transaction types

●	Short sales and transactions designed to profit from a decline in Company stock are prohibited.

●	Transactions in puts, calls or other speculative derivatives, hedging or monetization arrangements are prohibited unless expressly authorized in writing by the board after counsel review.

●	Pledging Company securities as collateral and holding them in margin accounts are prohibited unless specifically approved under a documented exception by the board after counsel review.

●	Standing orders should be limited and monitored; all transactions remain subject to applicable law and this policy.

8. Rule 10b5-1 trading plans

A covered person may seek to establish a written trading arrangement intended to satisfy Exchange Act Rule 10b5-1(c). Such plans require prior written review and approval by the Compliance Officer and securities counsel before adoption, amendment or termination. No person may adopt a plan while aware of MNPI, and directors and officers must provide any certifications required by the rule.

Plans must meet all then-applicable requirements, including mandatory cooling-off periods, good-faith obligations, restrictions on overlapping plans and single-trade plans, and the treatment of modifications as new adoptions when required. For directors and Section 16 officers, the cooling-off period generally runs until the later of 90 days after adoption or two business days after disclosure of financial results for the fiscal quarter in which adopted (subject to a 120-day maximum); for other persons it is generally 30 days. Counsel must confirm applicable exceptions, definitions and current law before approval. No person may exercise subsequent influence over the amount, price or timing of transactions under a qualifying plan.

The Company may require brokerage confirmations and plan records and may disclose adoption, termination and material terms as required by SEC rules. Approval of a plan does not guarantee an affirmative defense or relieve the individual of other legal obligations.

9. Gifts, transfers, equity awards and tax withholding

Gifts and transfers may be subject to this policy and to reporting or preclearance requirements even where no sale occurs. The exercise of an option for cash without sale of shares may be treated differently from a sale-to-cover, broker-assisted cashless exercise or other market sale. The Compliance Officer and counsel must evaluate each transaction type before proceeding.

WEBSTAR TECHNOLOGY GROUP, INC. ● EXHIBIT 19.1

10. Confidentiality, disclosure and communications

MNPI must be shared only with persons who have a legitimate need to know and appropriate confidentiality obligations. Only authorized Company spokespersons may communicate material Company developments publicly. Covered persons must not discuss confidential matters on social media, with investors, or with family or friends. Questions regarding selective disclosure and Regulation FD must be directed to securities counsel.

11. Reporting, administration and enforcement

Covered persons must promptly notify the Compliance Officer of suspected violations, inadvertent disclosures or proposed transactions that may implicate this policy. The Company may impose disciplinary action up to termination of service, and violations may expose individuals and the Company to civil or criminal penalties. Retaliation for good-faith reporting is prohibited. The Compliance Officer will maintain preclearance requests, blackout notices, plan records, acknowledgments and other documentation consistent with the Company’s record-retention practices.

12. No exceptions to securities laws

The Compliance Officer may grant administrative exceptions to Company-imposed restrictions after consultation with securities counsel where lawful; no exception may authorize trading while aware of MNPI or otherwise waive federal or state securities law. Covered persons remain personally responsible for compliance. When uncertain, refrain from trading and seek advice.

13. Annual review and acknowledgment

The board or its designated committee should review this policy periodically and approve material changes. Covered persons will be asked to acknowledge receipt, understanding and agreement to comply. The Company should maintain evidence of adoption and distribution.

14. Adoption and administration

Board approval date: __________________ Effective date: __________________

Designated Compliance Officer / title: _________________________________________

Authorized Company representative: __________________________________________

Board Secretary certification (if required): ____________________________________

Appendix A — Acknowledgment

I acknowledge receipt of the Company’s Insider Trading Policy and Rule 10b5-1 Trading Plan Procedures and agree to comply with its requirements. I understand that Company preclearance does not replace compliance with securities laws.

Name: ________________________ Signature: ________________________ Date: __________

WEBSTAR TECHNOLOGY GROUP, INC. ● EXHIBIT 19.1